Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to incorporation by reference in the Registration Statement File Nos. 33-80657, 33-90464,  333-15043, 333-64185, 33-85004, 33-97756, 33-99046, 33-97754, 333-30427, 333-64187, 333-50526, and  333-58272 on Form S-8 of PSS World Medical, Inc. of our report dated May 22, 2002, relating to the consolidated balance sheet of PSS World Medical, Inc. as of March 29, 2002 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended March 29, 2002 and the related schedule, which report appears in the March 29, 2002 annual report on Form 10-K of PSS World Medical, Inc.

KPMG LLP

Jacksonville, Florida
June 26, 2002